Exhibit 3.01

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “TOUCHPOINT GROUP HOLDINGS INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF DECEMBER, A.D. 2021, AT 11:56 O’CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5372227 8100 SR# 20214117173	Authentication: 205004037 Date: 12-16-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:56 AM 12/16/2021 FILED 11:56 AM 12/16/2021 SR 20214117173 - File Number 5372227	Touchpoint Group Holdings, Inc.

Certificate of Designation
Series A Convertible Preferred
Stock

Pursuant to Section 151
of the

General Corporation Law of the State of Delaware

Touchpoint Group Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that, by unanimous written consent in lieu of a meeting dated as of December 13, 2021, the following resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 4 of the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), to consist of 50,000 shares, par value $0.001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation’s Certificate of Incorporation) as follows:

1.       Dividend Rights. Holders of shares of Series A Preferred Stock shall have no right to receive dividends except that if dividends are declared or paid on the common stock of the Corporation, the holders of the Series A Preferred Stock shall participate therein on an as converted basis.

2.       Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders the greater of (i) an amount per share equal to the Face Amount of the Series A Preferred Stock or (ii) the amount they would be entitled to receive as holders of Common Stock if all outstanding shares of Series A Preferred Stock had been converted into Common Stock, before any distribution shall be made to the holders of Common Stock or any other stock junior to Series A Preferred Stock as to the distribution of assets upon Liquidation. If upon Liquidation the Corporation’s assets are not sufficient to pay in full the amounts so payable to the holders of shares of Series A Preferred Stock and the holders of any other series of Preferred Stock ranking on a parity as to the distribution of assets on Liquidation with shares of Series A Preferred Stock, all shares of Series A Preferred Stock and of such other series of Preferred Stock shall participate ratably in the distribution of assets in proportion to the full amounts to which they are respectively entitled For the purpose of this Paragraph 2, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall constitute and be deemed a Liquidation.

3. Voting Rights. Holders of Series A Preferred Stock will vote together with holders of Common Stock as a single class, with each share of Series A Preferred Stock having three (3) votes for every share of Common Stock issuable upon conversion of the Series A Preferred Stock as of the record date for the vote or, in the case of the execution of a stockholder action by written consent, that effective date of such action, on all matters as to which stockholders are entitled to vote, including the election of directors, except with respect to matters for which a class vote is required by law.

4. Conversion Rights.

(a) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into 1,000 shares of Common Stock (the “Conversion Rate”), subject to adjustment as hereinafter provided, at any time or from time to time from and after July 1, 2022, upon the terms and in the manner hereinafter set forth in this Paragraph 4.

(b) In order to convert shares of Series A Preferred Stock into Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series A Preferred Stock, duly endorsed to the Corporation or in blank, to the Corporation at its principal office or at the office of the agency maintained for such purposes, (ii) give written notice to the Corporation at such office that such holder elects to convert such shares of Series A Preferred Stock, and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Each conversion shall be deemed to have been effected at the close of business on the date on which the Corporation or such agency shall have received such surrendered Series A Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date. As soon as practicable after such conversion, the Corporation shall issue or deliver at such office to the holder for whose account such shares of Series A Preferred Stock were so surrendered, or to such holder’s nominee or nominees, certificates (bearing such legend(s) as may be required under applicable securities laws) for the number of whole shares of Common Stock to which such holder shall be entitled. The Corporation shall not be under any obligation to issue fractional shares or payments in lieu of fractional shares.

(c) The conversion rate shall be subject to adjustment from time to time in case the Corporation shall pay a stock dividend on its Common Stock (other than in shares of the Series A Preferred Stock), or in case the Corporation shall subdivide or combine the outstanding shares of Common Stock, the conversion rate shall immediately be proportionately adjusted. In case of any capital reorganization or any reclassification of the capital stock of the Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation then deliverable upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization or reclassification, and appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

(d) Whenever the conversion rate is adjusted as herein provided, an officer of the Corporation shall compute the adjusted conversion rate in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted conversion rate and showing in detail the facts upon which such adjustment is based, and a copy of such written instrument shall forthwith be mailed to each holder of record of the Series A Preferred Stock, and made available for inspection by the stockholders of the Corporation.

(e) The Corporation will pay and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(f) All issued and outstanding shares of Series A Preferred Stock shall be deemed to have been converted into, and shall (without any action of the holder thereof) become, that number of fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred Stock are then convertible in accordance with the provisions of this Paragraph 4 immediately upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation with the Office of the Secretary of State of Delaware (the “Effective Time”) which increases the number of authorized but unissued shares of Common Stock to an amount sufficient for the conversion of all of the outstanding shares of Series A Preferred Stock (an “Automatic Conversion Event”). The Corporation shall give the holders of the Series A Preferred Stock written notice of the filing of a Certificate of Amendment which results in an Automatic Conversion Event within three days after the Effective Time (the “Automatic Conversion Notice”). The Automatic Conversion Notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder’s address last shown on the records of the transfer agent for the Series A Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of any the Automatic Conversion Notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. Following the Effective Time, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Effective Time and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. All certificates evidencing shares of Series A Preferred Stock required to be surrendered for conversion in accordance with the provisions of this paragraph 4 shall, from and after the Effective Time, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

(g) The Corporation shall cause the shares of Common Stock issued upon conversion of the Series A Preferred Stock to be listed, subject to notice of issuance, on any stock exchange(s) or automated quotation system on which outstanding shares of Common Stock may then be listed or quoted.

(h) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution and in the Certificate of Incorporation, as amended.

(i) Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Delaware), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

(j) If any right, preference or limitation of the Series A Preferred set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(k) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 15th day of December, 2021.

Touchpoint Group Holdings, Inc.

By:	/s/ Mark White
Mark White

President and Chief Executive Officer